                                                                     EXHIBIT 12


               Computation of Ratios of Earnings to Fixed Charges
                         (Dollar amounts in thousands)





                                                                     Year Ended September 30,
                                                   1992          1993          1994          1995          1996
                                               ------------  ------------  ------------  ------------  ------------
Earnings:
Income (loss) before income taxes and
 extraordinary credit   .....................   $ (1,647)     $ 11,223      $ 17,794      $ 10,316      $ 16,003
Interest ....................................        408           902         2,359         2,422         2,199
Portion of rent expense attributable to the
 interest factor  ...........................        418           514           665           681           970
Amortization of debt issuance expense  ......         35           114           161           274           151
                                                --------      --------      --------      --------      --------
Earnings available for fixed charges   ......   $   (786)     $ 12,753      $ 20,979      $ 13,693      $ 19,323
                                                ========      ========      ========      ========      ========
Fixed Charges:
Interest ....................................   $    408      $    902      $  2,359      $  2,422      $  2,199
Portion of rent expense attributable to the
 interest factor  ...........................        418           514           665           681           970
Amortization of debt issuance expense  ......         35           114           161           274           151
                                                --------      --------      --------      --------      --------
  Total Fixed Charges   .....................   $    861      $  1,530      $  3,185      $  3,377      $  3,320
                                                ========      ========      ========      ========      ========
Ratio of Earnings to Fixed Charges  .........         --           8.3x          6.6x          4.1x          5.8x
Deficiency of earnings to cover fixed
 charges ....................................      1,647            --            --            --            --



                                               Nine Months Ended June 30,
                                                   1996          1997
                                               ------------  ------------
Earnings:
Income (loss) before income taxes and
 extraordinary credit   .....................   $ 10,348      $ 24,421
Interest ....................................      1,611         1,035
Portion of rent expense attributable to the
 interest factor  ...........................        727           746
Amortization of debt issuance expense  ......        114            88
                                                --------      --------
Earnings available for fixed charges   ......   $ 12,800      $ 26,290
                                                ========      ========
Fixed Charges:
Interest ....................................   $  1,611      $  1,035
Portion of rent expense attributable to the
 interest factor  ...........................        727           746
Amortization of debt issuance expense  ......        114            88
                                                --------      --------
  Total Fixed Charges   .....................   $  2,452      $  1,869
                                                ========      ========
Ratio of Earnings to Fixed Charges  .........        5.2x         14.1x
Deficiency of earnings to cover fixed
 charges ....................................         --            --